U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4

OMB APPROVAL
OMB Number:         3235-0104
Expires:       April 30, 1997
Estimated average burden hours per response...0.5

-----Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     DANIEL, DORCE L.
     ------------------------------------
     (Last)    (First)   (Middle)
     446 Warwick Dr.
     P.O. Box 283
     ------------------------------------
     (Street)
     BENICIA, CA 94510
     ------------------------------------
     (City)(State)(Zip)

2.   Issuer Name and Ticker or Trading Symbol
     CALIFORNIA COMMUNITY BANCSHARES CORPORATION ("CCBC")
     ----------------------------------------------------

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)
     N.A.
     ---------

4.   Statement for Month / Year
     JUNE 1996
     ---------

5.   If Amendment, Date of Original
     N.A.
     ---------

6.   Relationship of Reporting Person to
     Issuer(Check all applicable)

     XX   Director                         10% Owner
     ---                                ---
        Officer (give title below)         Other (specify below)
     ---                                ---

     -----------------------------------------------------------

Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security(Instr. 3)
     DORCE L. DANIEL
     --------------------------
2.   Transaction Date (Month / Day / Year)

     --------------------------
3.   Transaction Code (Instr. 8)
     Code:               V:
     --------------------------------
4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3,4 and 5)
     Amount:             (A) or (D):         Price:
     -----------------------------------------------------
5.   Amount of Securities Beneficially Owned at
     End of Month (Instr 3 & 4)
     10,057
     ---------
6.   Ownership Form: Direct (D) or Indirect (I)(Instr. 4)
     D
     ---------
7.   Nature of Indirect Beneficial Ownership (Instr. 4)

     ---------

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)
(Print or Type Responses)
SEC 1474 (8-92)


FORM 4 (continued)

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1    Title of Derivative Security (Instr. 3)
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------
     OPTION TO PURCHASE COMMON STOCK
     --------------------------------

2    Conversion or Exercise Price of Derivative Security

     -------------------------------

     -------------------------------

     -------------------------------

     -------------------------------

     -------------------------------

     -------------------------------

     -------------------------------

3    Transaction Date (Month / Day / Year)

     -------------------------------

     -------------------------------

     -------------------------------

     -------------------------------
     5-17-97
     -------------------------------
     5-16-97
     -------------------------------
     5-21-97
     -------------------------------
     6-17-97
     -------------------------------
4    Transaction Code (Instr. 8)
     Code:               V:
     -------------------------------
     Code:               V:
     -------------------------------
     Code:               V:
     -------------------------------
     Code:               V:
     -------------------------------
     Code:     J         V:
     -------------------------------
     Code:     J         V:
     -------------------------------
     Code:     J         V:
     -------------------------------
     Code:     J         V:
     -------------------------------
5    Number of Derivative Securities Acquired (A) or
     Disposed of (D) (Instr. 3, 4, and 5)

     -------------------------------

     -------------------------------

     -------------------------------

     -------------------------------
     A
     -------------------------------
     A
     -------------------------------
     A
     -------------------------------
     A
     -------------------------------
6    Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable:             Expiration Date:
          11-21-91                      11-21-99
     -----------------             ----------------
          5-29-93                       5-29-00
     -----------------             ----------------
          5-25-96                       5-25-03
     -----------------             ----------------
          6-21-95                       12-21-03
     -----------------             ----------------
          5-17-97                       5-17-04
     -----------------             ----------------
          5-16-97                       5-16-05
     -----------------             ----------------
          5-21-97                       5-16-06
     -----------------             ----------------
          5-20-97                       5-20-07
     -----------------             ----------------
7    Title and Amount of Securities Underlying Derivative
     Security (Instr. 3 and 4)
          Title:              Amount or Number of Shares:
     Common Stock                       2,928
     -------------            ---------------------------
     Common Stock                       2,662
     -------------            ---------------------------
     Common Stock                       250
     -------------            ---------------------------
     Common Stock                       2,000
     -------------            ---------------------------
     Common Stock                       250
     -------------            ---------------------------
     Common Stock                       250
     -------------            ---------------------------
     Common Stock                       250
     -------------            ---------------------------
     Common Stock                       250
     -------------            ---------------------------
8    Price of Derivative Security (Instr. 5)
     $8.8797
     ----------------
     $10.7062
     ----------------
     $11.17
     ----------------
     $10.75
     ----------------
     $14.00
     ----------------
     $13.75
     ----------------
     $14.25
     ----------------
     $16.375
     ----------------
9    Number of Derivative Securities Beneficially Owned at
     End of Month (Instr. 4)
     2,928
     ----------------
     2,662
     ----------------
     250
     ----------------
     2,000
     ----------------
     250
     ----------------
     188
     ----------------
     125
     ----------------
     63
     ----------------
10   Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D
     ----------------
     D
     ----------------
     D
     ----------------
     D
     ----------------
     D
     ----------------
     D
     ----------------
     D
     ----------------
     D
     ----------------
11   Nature of Indirect Beneficial Ownership (Instr. 4)

     ----------------

Explanation of Responses:
     Stock Options Granted to All non-employee directors of California community Bancshares Corporation


     /S/  DORCE L. DANIEL                     June 25, 1997
     --------------------------------        ------------------
     ** Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be
manually signed.  If space provided is insufficient, See
Instruction 6 for procedure.

Page 2
SEC 1473 (8-92)